Exhibit 99.1

               First Quarter Earnings Up 50% at Annapolis Bancorp



    ANNAPOLIS, Md.--(BUSINESS WIRE)--May 9, 2005--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $620,000 ($0.15 per basic and diluted share) for the first quarter of 2005--a 50.1% increase over first quarter 2004 net income of $413,000 ($0.10 per basic and diluted share).
    The Company also reported strong balance sheet growth for the quarter, as total assets reached $292.4 million at March 31, 2005 compared to $284.2 million at December 31, 2004--an increase of $8.2 million or 2.9%.
    The Bank's loan portfolio grew by 6.5% in the first quarter, adding $13.2 million to total loans outstanding. Demand for real estate and construction loans continued as growth in those categories accounted for $10.0 million of the increase in loan volume.
    The loan growth was funded by an increase of $7.7 million in deposit and repurchase agreement balances, a reduction of $3.7 million in cash and federal funds sold balances, and $1.1 million in scheduled amortization of mortgaged-backed securities. Total deposits rose by $6.9 million, or 3.0%, in the first quarter--with the largest increases coming in demand deposits, money market, NOW and savings accounts. The majority of the portfolio growth came in money market and NOW accounts, which increased by $2.7 million and $1.7 million, respectively.
    "We continue to see a positive response to BankAnnapolis' unique approach to community banking, as evidenced by our first quarter results," said Chairman and CEO Richard M. Lerner. "We believe our responsiveness to the community's interests and needs is truly setting BankAnnapolis apart from other area banks, and as a result, we are enjoying significant growth and record profitability."
    Average interest-earning assets grew to $273.2 million compared to $218.6 million in the first quarter of last year. As a result, total interest income improved by $929,000, or 30.8%, with the yield on earning assets improving to 5.86% for the three months ended March 31, 2005 compared to 5.55% for the same period in 2004.
    Average interest-bearing liabilities rose to $231.2 million in the first quarter of 2005 from $183.7 million in the same period last year--an increase of $47.5 million, or 25.9%, due to deposit growth and the impact of an additional $10 million borrowed from the Federal Home Loan Bank in October 2004. Total interest expense increased in the first quarter by $359,000, or 45.0%, with the cost of interest-bearing liabilities rising to 2.03% from 1.75% in the quarter ended March 31, 2004.
    First quarter net interest income rose by $570,000, or 25.7%, with the net interest margin improving to 4.14% from 4.08% in the first quarter of 2004.
    "As expected, continued increases by the Federal Reserve in its target federal funds rate have positively impacted the Bank's net interest margin," said Lerner. "Given the interest rate sensitivity of our asset base, we believe that our net interest margin will continue to benefit from further such increases. Because we have the added advantage of operating in a strong market with robust local economic activity, we expect loan demand to remain constant. Therefore, our principal challenge will be to fund asset growth with core deposits at a reasonable cost."
    The Bank booked a $145,000 provision for credit losses in the first quarter of 2005, bringing the allowance for credit losses to $1,975,000, or 0.91% of total gross loans. Nonperforming assets of $579,000 accounted for 0.27% of total gross loans at quarter-end, and the allowance for credit losses provided 3:1 coverage of nonperforming assets.
    Noninterest income decreased by $27,000, or 5.5%, for the quarter as income on bank-owned life insurance decreased by $27,000 compared to the same period in 2004. Transaction-based deposit fees decreased $23,000 in the first quarter, offset by increases in VISA debit card fees and mortgage banking fees.
    Noninterest expense rose by $135,000, or 6.7%, compared to the first three months of 2004, due to increases in compensation, occupancy and equipment, and marketing expenses. Rising benefit costs and higher payroll taxes accounted for a $78,000 jump in compensation expense, while occupancy and equipment expense increased $48,000 as a result of costs incurred to move the Bank's Kent Island branch to a temporary facility while a new building is being constructed. Marketing expense increased $18,000 as the Bank launched a new campaign to build market share among small businesses and professional firms, key sources of core deposits.
    The per share financial information contained in this release gives effect to a 4-for-3 stock split declared by the Annapolis Bancorp Board of Directors on October 19, 2004 and paid on December 3, 2004.
    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. Committed to a unique "unbank" philosophy of personalized customer service and strategic, market-driven offerings, BankAnnapolis' goal is to be the community bank of choice in the greater Annapolis area. The Bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.



               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
              as of March 31, 2005 and December 31, 2004
                            (In thousands)

                                           (Unaudited)    (Audited)
                                            March 31,    December 31,
                                              2005           2004
                                         -------------- --------------
Assets
  Cash and due                           $       6,536  $       7,455
  Federal funds sold                             4,454          7,213
  Investments                                   52,641         54,440
  Loans, net of allowance                      215,370        202,296
  Accrued interest receivable                    1,101          1,061
  Deferred income taxes                            931            490
  Premises and equipment                         6,982          6,998
  Investment in BOLI                             3,541          3,510
  Other assets                                     815            732
                                         -------------- --------------
    Total Assets                         $     292,371  $     284,195
                                         ============== ==============

Liabilities and Stockholders' Equity
  Deposits
  Noninterest bearing                    $      40,222  $      39,473
  Interest bearing                             193,440        187,361
                                         -------------- --------------
    Total deposits                             233,662        226,834
  Securities under agreement to
   repurchase                                    8,721          7,901
  Other borrowed funds                          25,000         25,000
  Junior subordinated debentures                 5,000          5,000
  Accrued interest & accrued expense             1,205            798
                                         -------------- --------------
    Total Liabilities                          273,588        265,526

Stockholders' Equity
  Common stock                                      41             41
  Paid in capital                               13,009         12,986
  Retained Earnings                              6,497          5,877
  Comprehensive income                            (764)          (242)
                                         -------------- --------------
    Total Equity                                18,783         18,662
                                         -------------- --------------
    Total Liabilities and Equity         $     292,371  $     284,195
                                         ============== ==============



               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
      for the Three Month Periods Ended March 31, 2005 and 2004
                             (Unaudited)
                (In thousands, except per share data)

                                          For the three months
                                             ended March 31,
                                   ----------------- -----------------
                                         2005              2004
                                   ----------------- -----------------

Interest income
  Loans                            $          3,367  $          2,658
  Investments                                   523               341
  Federal funds sold                             54                16
                                   ----------------- -----------------
    Total interest income                     3,944             3,015

Interest expense
  Deposits                                      827               593
  Securities sold under agreement
   to repurchase                                 51                33
  Borrowed funds                                207               118
  Junior debentures                              72                54
                                   ----------------- -----------------
    Total interest expense                    1,157               798
      Net interest income                     2,787             2,217

  Provision                                     145                75
                                   ----------------- -----------------

  Net interest income after
   provision                                  2,642             2,142

Noninterest income
  Service charges                               294               305
  Mortgage banking                               58                51
  Other fee income                              114               137
                                   ----------------- -----------------
    Total noninterest income                    466               493

Noninterest expense
  Personnel                                   1,220             1,142
  Occupancy and equipment                       285               237
  Data processing expense                       220               223
  Other operating expense                       414               402
                                   ----------------- -----------------
    Total noninterest expense                 2,139             2,004

Income before taxes                             969               631
Income tax expense                              349               218
                                   ----------------- -----------------
Net income                         $            620  $            413
                                   ================= =================

Basic EPS                          $           0.15  $           0.10
                                   ================= =================
Diluted EPS                        $           0.15  $           0.10
                                   ================= =================
Book value per share               $           4.63  $           4.24
                                   ================= =================
Average fully diluted shares              4,173,882         4,117,987
                                   ================= =================

   Earnings per share data adjusted to effect a 4-for-3 stock split in the form of a stock dividend paid December 3, 2004



               Annapolis Bancorp, Inc. and Subsidiaries
           Financial Ratios and Average Balance Highlights
                            (In thousands)

                                          For the Three Months
                                             Ended March 31,
                                   ----------------- -----------------
                                         2005              2004
                                   ----------------- -----------------
                                      (Unaudited)       (Unaudited)

Performance Ratios (annualized)
  Return on average assets                     0.86%             0.71%
  Return on average equity                    13.34%             9.95%
  Average equity to average assets             6.46%             7.09%
  Net interest margin                          4.14%             4.08%
  Efficiency ratio                            65.75%            73.95%

Other Ratios
  Allow for credit losses to loans             0.91%             0.92%
  Nonperforming to gross loans                 0.27%             0.02%
  Net charge-offs to avg loans                 0.00%             0.00%
  Tier 1 capital ratio                         10.8%             11.4%
  Total capital ratio                          11.7%             12.3%

Average Balances
  Assets                                    292,016           235,617
  Earning assets                            273,204           218,609
  Loans, gross                              210,358           173,619
  Interest Bearing Liabilities              231,173           183,698
  Stockholders' Equity                       18,868            16,704



    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455
             rlerner@bankannapolis.com
                 or
             Corporate Communications Alliance (CCA)
             Sandy Alan, 410-975-9001
             sandy@cca-pr.com